 FOR IMMEDIATE RELEASE
Contact:                      Bob Deere
Chief Financial Officer
(713) 860-2516

GENESIS ENERGY, L.P. REPORTS FIRST QUARTER 2010 RESULTS

Houston, Texas – May 6, 2010 – Genesis Energy, L.P. (AMEX:GEL) today announced its first quarter results.  Results for the quarter ended March 31, 2010 included the following items:

•
For the first quarter of 2010, we generated total Available Cash before Reserves of $18.1 million.  Available Cash for the same period in 2009 was $21.3 million.  While underlying net operating results impacting Available Cash improved for the quarter, one-time items related to the change in our general partner, pipeline integrity maintenance, increase in net profit in hedged inventory and the narrowing of the differential between grades of, as well as future and current, petroleum prices combined to reduce Available Cash in the first quarter of 2010 by approximately $5.4 million before such items. Available Cash before Reserves is a non-GAAP measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash provided by operating activities.  Net cash provided by operating activities was $13.3 million and $3.2 million for the first quarters of 2010 and 2009, respectively.

•
Net income attributable to the Partnership for the first quarter of 2010 was $6.9 million as compared to net income attributable to the Partnership of $5.3 million for the first quarter of 2009.  For the first quarter of 2010, the common unitholders’ share of our net income was $2.5 million, or $0.06 per unit.  For the first quarter of 2009, the common unitholders share of our net income was $6.2 million, or 0.16 per unit.  The decline in the common unitholders’ share of net income is attributable to the allocation of net income between the partners.  See the Calculation of Net Income per Common Unit included in the tables at the end of this press release.

•
On May 14, 2010, we will pay a total quarterly distribution of $17.2 million attributable to our financial and operational results for the first quarter of 2010, including $14.6 million payable to our common unitholders based on our quarterly distribution rate of $0.3675 per unit, and $2.6 million payable to our general partner, which includes its incentive  distribution amount.

•
The distribution for the first quarter of 2010 is our nineteenth consecutive quarter with an increase in the per unit distribution.  The quarterly distribution of $0.3675 per unit represents a 2.1% increase in the distribution paid relative to the previous quarter and an approximately 8.9% increase over the year earlier period.

Grant Sims, CEO said “We had a successful quarter in terms of our underlying operations.  One-time items, the non-temporal recognition of margin from our refined products business and the narrowing of quality differentials and contango pricing, all negatively affected our reported operating results but do not necessarily reflect the underlying fundamentals of our businesses.”

Sims added, “We continue to see improvement in the business demand relating to our operations and services. The one-time costs surrounding the change in our general partner are largely behind us.  The short term temporal compression in quality differentials and contango pricing that negatively impacted us in the first quarter has, by and large, adjusted back to more normal levels. We believe we are as well-positioned as anyone to continue to seize opportunities, both because of the partnership’s financial flexibility and its operational / commercial diversification, as the macro-economic headwinds continue to recede.  Our goal is unchanged, and that is to work creatively and tirelessly to deliver long-term value for all of our stakeholders.”

Financial Results

Reported Segment Margin impacting Available Cash was negatively impacted by a total of $3.1 million due to the impact of one time charges of $0.8 million associated with a significant pipeline integrity test on the Texas System, a net increase of $1.7 million of unrealized profit in inventory (offset by the unrealized loss on hedged value) and $0.6 million primarily associated with the significant narrowing of quality differentials and contango pricing conditions during the first quarter.  These items, coupled with $2.3 million of charges related to the change in our general partner, reduced Available Cash to $18.1 million for the first quarter of 2010, as opposed to $23.5 million before such items, as compared to $21.3 million in the prior year first quarter. The primary components impacting Available Cash before Reserves (a non GAAP measure) are Segment Margin, corporate general and administrative expenses (excluding non-cash charges) and maintenance capital expenditures.

Segment Margin

Segment Margin is defined and reconciled later in this press release to income before income taxes. For the first quarters of 2010 and 2009, Segment Margin was as follows:

	Pipeline	Refinery	Supply &	Industrial
	Transportation	Services	Logistics	Gases	Total
	(in thousands)
Segment margin (1)

Three months ended March 31, 2010	$10,399	$13,260	$4,512	$2,494	$30,665

Three months ended March 31, 2009	$10,225	$12,759	$5,956	$3,023	$31,963

(1)
Segment Margin was calculated as revenues less cost of sales, operating expenses and segment general and administrative expenses, plus our share of the distributable cash generated by our joint ventures.  Segment Margin excludes the non-cash effects of our equity-based compensation plans and unrealized gains and losses from derivative transactions, and includes the non-income portion of payments received under direct financing leases.  A reconciliation of Segment Margin to income before income taxes is presented in the table at the end of this release.

Pipeline transportation Segment Margin for the first quarter of 2010 increased slightly as compared to the first quarter of 2009; however the increase would have been approximately $0.8 million greater without the effects of a non-recurring item.  The non-recurring item was a pipeline integrity test on the Texas System that resulted in an increase in the pipeline pressure rating.  This significant pipeline integrity test is performed once every five years.  Increased volumes on the Jay System combined with the effects of higher crude oil market prices on sales of pipeline loss allowance volumes and increased tariff rates effective in July 2009 mitigated the impact of the non-recurring item on Segment Margin.

Refinery services Segment Margin increased from $12.8 million in the 2009 first quarter to $13.3 million in the 2010 period.  NaHS sales volumes increased over 2009 first quarter levels as improvements in macroeconomic conditions impacted market prices and demand for copper and molybdenum. Industrial activities including the paper and pulp and tanning industries have also improved, increasing NaHS demand.  NaOH sales volumes also improved over the prior year quarter.  Cost management and logistics optimization contributed to the increase in Segment Margin.

Supply and logistics Segment Margin was $4.5 million in the first quarter of 2010 compared to $6.0 million in the first quarter of 2009.  As mentioned above, the narrowing of quality differentials and contango pricing conditions during the period negatively affected Segment Margin by $0.6 million.  Additionally, net inventory in refined products actually increased over the quarter, and the net unrealized margin carried on the balance sheet but not yet recognized in Segment Margin grew by $1.7 million over the quarter. The contribution of our barge operations to Segment Margin declined as compared to the first quarter of 2009 by approximately $0.8 million as average charter rates declined due to reduced refinery production in response to economic conditions.  While DG Marine’s barge operations are included in Segment Margin, they are excluded from Available Cash before Reserves.

Segment Margin from the industrial gases segment decreased between the quarters primarily due to a decline in volumes delivered to our customers.  Volumes declined 12% between the two quarterly periods as customers reduced purchases in response to economic conditions.  The average sales price of CO2 was consistent between the quarters.

Other Components of Available Cash

Available Cash before Reserves is also affected by our interest costs, corporate general and administrative expenses (excluding non-cash charges or credits) and income taxes to be paid in cash.  Additionally, our maintenance capital expenditures are subtracted in calculating Available Cash before Reserves.  In the first quarter of 2010, corporate general and administrative expenses (excluding non-cash items) were $2.4 million greater than in the 2009 first quarter.   This difference related primarily to non-recurring costs related to the sale of our general partner, including costs related to a public offering of limited partner units initially retained by the former owner of our general partner and severance for an executive officer, as well as other cash costs under stock-based compensation plans some of which resulted from the sale of our general partner.  Several adjustments to net income attributable to the Partnership are required to calculate Available Cash before Reserves.  The calculation of Available Cash before Reserves for the quarters ended March 31, 2010 and 2009 is as follows:

	Three Months Ended
	March 31, 2010	March 31, 2009
	(in thousands)

Net income attributable to Genesis Energy, L.P.	$6,885	$5,290
Depreciation and amortization	13,406	15,419
Cash received from direct financing leases not
included in income	1,015	907
Cash effects of sales of certain assets	304	405
Effects of available cash generated by equity method
investees not included in income	291	(1,289)
Cash effects of stock appreciation rights plan	(551)	(4)
Non-cash tax expense	186	460
Earnings of DG Marine in excess of distributable cash	(1,053)	(1,970)
Other non-cash items, net, including equity-based
compensation	(1,767)	3,072
Maintenance capital expenditures	(625)	(948)
Available Cash before Reserves	$18,091	$21,342

Other Components of Net Income

In addition to the factors impacting Available Cash before Reserves, net income included the effect of several non-cash charges and credits.  Depreciation and amortization expense totaled $13.4 million for the first quarter of 2010.  Credits related to non-cash performance-based compensation expense to our management team were approximately $2.0 million. For the 2009 first quarter, depreciation and amortization expense totaled $15.4 million and charges for non-cash compensation for the management team totaled $2.1 million.

Distributions

Over the last four quarters, we have increased the distribution rate on our common units by a total of $0.03 per unit, or 8.9%.  Distributions paid over the last four quarters, and the distribution to be paid for the first quarter of 2010, are as follows:

		Per Unit
Distribution For	Date Paid	Amount
First quarter 2010	May 2010	$0.3675
Fourth quarter 2009	February 2010	$0.3600
Third quarter 2009	November 2009	$0.3525
Second quarter 2009	August 2009	$0.3450
First quarter 2009	May 2009	$0.3375

The first quarter 2010 distribution will be paid May 14, 2010 to unitholders of record on May 4, 2010.

Earnings Conference Call

We will broadcast our Earnings Conference Call on Thursday, May 6, 2010, at 9:30 a.m. Central time.  This call can be accessed at www.genesisenergy.com.  Choose the Investor Relations button.  Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software.  For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days.  There is no charge to access the event.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas.  Genesis engages in four business segments.  The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and, to a lesser extent, natural gas and carbon dioxide.  The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas.  The Supply and Logistics Division is engaged in the transportation, storage and supply of energy products, including crude oil and refined products.  The Industrial Gases Division produces and supplies industrial gases such as carbon dioxide and syngas.  Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, and Florida.
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved.  Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, managing operating costs, completion of capital projects on schedule and within budget, consummation of accretive acquisitions, capital spending, environmental risks, government regulation, our ability to meet our stated business goals and other risks noted from time to time in our Securities and Exchange Commission filings.  Actual results may vary materially.  We undertake no obligation to publicly update or revise any forward-looking statement.

(tables to follow)

Genesis Energy, L.P.
Summary Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Three Months Ended	Three Months Ended
	March 31, 2010	March 31, 2009

Revenues	$466,531	$253,493
Costs of sales	436,713	222,517
General and administrative expenses	6,294	8,754
Depreciation and amortization expense	13,406	15,419
Loss (gain) from disposal of surplus assets	80	(218)
OPERATING INCOME	10,038	7,021
Equity in earnings of joint ventures	182	1,906
Interest expense, net	(3,204)	(3,035)
Income before income taxes	7,016	5,892
Income tax expense	(691)	(591)
NET INCOME	6,325	5,301
Net loss (income) attributable to noncontrolling interests	560	(11)
NET INCOME ATTRIBUTABLE TO
GENESIS ENERGY, L.P.	$6,885	$5,290

NET INCOME PER COMMON UNIT -
BASIC AND DILUTED	$0.06	$0.16

Volume data:
Crude oil pipeline barrels per day (total)	57,079	64,624
Mississippi Pipeline System barrels per day	23,626	25,364
Jay Pipeline System barrels per day	14,098	9,433
Texas Pipeline System barrels per day	19,355	29,827
Free State CO2 System Mcf per day	175,251	171,293
NaHS dry short tons sold	33,107	26,229
NaOH (caustic soda) dry short tons sold	21,367	16,900
Crude oil and petroleum products barrels per day	54,869	41,489
CO2 sales Mcf per day	61,490	69,833

Genesis Energy, L.P.
Consolidated Balance Sheets - Unaudited
(in thousands)

	March 31, 2010	December 31, 2009

ASSETS
Cash	$11,210	$4,148
Accounts receivable, net	124,293	129,865
Inventories	47,928	40,204
Other current assets	18,401	15,027
Total current assets	201,832	189,244
Property, net	279,766	284,887
CO2 contracts, net	19,230	20,105
Joint ventures and other investments	14,613	15,128
Investment in direct financing leases	171,919	173,027
Intangible assets, net	131,739	136,330
Goodwill	325,046	325,046
Other assets	3,831	4,360
Total Assets	$1,147,976	$1,148,127

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable	$120,755	$117,625
Accrued liabilities	21,482	23,803
Total current liabilities	142,237	141,428
Long-term debt	378,400	366,900
Deferred tax liabilities	14,895	15,167
Other liabilities	5,611	5,699
Partners' Capital:
Genesis Energy, L.P. partners' capital	584,301	595,877
Noncontrolling interests	22,532	23,056
Total partners' capital	606,833	618,933
Total Liabilities and Partners' Capital	$1,147,976	$1,148,127

Units Data:
Common units held by Davison family	11,793,678	11,785,979
Common units held by others	27,792,014	27,702,018
Total common units outstanding	39,585,692	39,487,997

SEGMENT MARGIN RECONCILIATION TO INCOME BEFORE INCOME TAXES - UNAUDITED

	Three Months Ended
	March 31, 2010	March 31, 2009
	(in thousands)

Segment margin	$30,665	$31,963
Corporate general and administrative expenses	(5,430)	(7,501)
Non-cash items included in corporate general and
admistrative costs	(1,368)	2,507
Cash expenditures not included in EBITDA or
net income	(613)	(16)
DG Marine contribution to segment margin	(2,287)	(3,099)
Adjusted EBITDA	20,967	23,854
DG Marine contribution to segment margin	2,287	3,099
Depreciation and amortization	(13,406)	(15,419)
Net (loss) gain from disposal of surplus assets	(80)	218
Interest expense, net	(3,204)	(3,035)
Cash expenditures not included in EBITDA or
net income	613	16
Other non-cash items	(161)	(2,841)
Income before income taxes	$7,016	$5,892

CALCULATION OF NET INCOME PER COMMON UNIT - UNAUDITED
(in thousands, except per unit amounts)
	Three Months Ended
	March 31, 2010	March 31, 2009
Numerators for basic and diluted net income
per common unit:
Net income attributable to Genesis Energy, L.P.	$6,885	$5,290
Less: General partner's incentive distribution
to be paid for the period	(2,339)	(1,125)
Add: (Credit) Expense for Class B Membership Awards	(1,977)	2,146
Subtotal	2,569	6,311
Less: General partner 2% ownership	(51)	(126)
Income available for common unitholders	$2,518	$6,185

Denominator for basic per common unit:
Common Units	39,548	39,457

Denominator for diluted per common unit:
Common Units	39,548	39,457
Phantom Units	48	109
	39,596	39,566

Basic net income per common unit	$0.06	$0.16
Diluted net income per common unit	$0.06	$0.16

GAAP to Non-GAAP Financial Measure Reconciliation - Unaudited

AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO
NET CASH FLOWS FROM OPERATING ACTIVITIES

	Three Months Ended
	March 31, 2010	March 31, 2009
	(in thousands)

Net cash flows from operating activities (GAAP measure)	$13,290	$3,157
Adjustments to reconcile net cash flow provided by
operating activities to Available Cash before
reserves:
Maintenance capital expenditures	(625)	(948)
Proceeds from asset sales	224	405
Amortization of credit facility issuance
costs	(455)	(480)
Effects of available cash from joint ventures not
included in operating cash flows	(230)	217
DG Marine earnings in excess of distributable cash	(1,053)	(1,970)
Other items affecting Available Cash	(1,220)	750
Net effect of changes in operating accounts not
included in calculation of Available Cash	8,160	20,211
Available Cash before Reserves (Non-GAAP measure)	$18,091	$21,342

CHANGES IN OPERATING ACCOUNTS NOT INCLUDED IN CALCULATION
OF AVAILABLE CASH BEFORE RESERVES - UNAUDITED

	Three Months Ended
	March 31, 2010	March 31, 2009
	(in thousands)
Decrease (increase) in:
Accounts receivable	$5,521	$3,971
Inventories	(9,502)	(2,851)
Other current assets	(2,609)	(2,373)
Increase (decrease) in:
Accounts payable	1,462	(10,099)
Accrued liabilities	(3,032)	(8,859)
Net changes in components of operating assets
and liabilities	$(8,160)	$(20,211)

This press release and the accompanying schedules include a non-generally accepted accounting principle (“non-GAAP”) financial measures of available cash.  The accompanying schedule provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measure should not be considered as an alternative to GAAP measures of liquidity or financial performance.  We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Available cash.

Available Cash before Reserves is a liquidity measure used by management to compare cash flows generated by us to the cash distribution paid to our limited partners and general partner.  This is an important financial measure to the external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities.  Lastly, Available Cash before Reserves (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.  Available Cash before Reserves data presented in this press release may not be comparable to similarly titled measures of other companies as Available Cash before Reserves excludes some, but not all items that affect net income or loss and because these measures may vary among other companies.

We define available cash as net income or loss as adjusted for specific items, the most significant of which are the addition of non-cash expenses (such as depreciation), the substitution of cash generated by our joint ventures in lieu of our equity income attributable to such joint ventures, the elimination of gains and losses on asset sales (except those from the sale of surplus assets) and unrealized gains and losses on derivative transactions, and the subtraction of maintenance capital expenditures, which are expenditures that are necessary to sustain existing (but not to provide new sources of) cash flows.

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